Yadkin Valley Financial Corporation Announces Second Quarter 2008 Results

ELKIN, NC -- 08/11/2008 -- Yadkin Valley Financial Corporation (NASDAQ: YAVY)

Highlights:

--  Reserves of 1.42% of total loans held for investment, compared to
    1.32% in the second quarter of 2007 and 1.40% in the first quarter of 2008
--  Total nonperforming loans of 0.43% of total loans, with net charge-
    offs of $384,000 or 0.14% of average loans (annualized)
--  Tier one ratio of 9.37%, total capital ratio of 10.62%, and leverage ratio, of 8.43%; tangible equity as a percentage of tangible assets of
    6.63%
--  Net interest margin was 3.34% compared to 4.21% in the second quarter of 2007 and 3.56% in the first quarter of 2008
--  Net income decreased by 44% to $2.1 million compared to $3.8 million in the second quarter of 2007
--  Diluted earnings per share decreased by 46% to $0.19, compared to
    $0.35 in the second quarter of 2007
--  Thirtieth location opened in Hillsborough, NC (Cardinal State region)
--  Completed core banking system conversion of Cardinal State Bank acquisition

Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, today announced financial results for the second quarter ending June 30, 2008. Operating revenues, defined as net interest income after loan loss provision plus noninterest income, decreased by 7% to $13.3 million compared to $14.3 million in the second quarter of 2007.

The decrease in operating revenues was largely related to net interest margin compression of 87 basis points to 3.34% from 4.21% during the second quarter of 2007 due to the 325 basis point decrease in interest rates that has occurred since September 2007. Offsetting the margin compression was a 28% increase in average loans to $1.1 billion compared to the second quarter of 2007, following the Cardinal State Bank merger which closed on March 31, 2008. Also impacting operating revenues was an $878,000 increase in the loan loss provision to $1.1 million compared to $200,000 during the second quarter of 2007. The higher provision resulted from a combination of loan growth associated with the Cardinal State Bank acquisition, an increased level of nonperforming assets, and a softening of economic conditions across the company's financial markets.

Second quarter 2008 net income decreased year-over-year by 44% to $2.1 million compared to $3.8 million in second quarter 2007. Net income decreased by 27% compared to $2.9 million in the first quarter of 2008. Diluted earnings per share were $0.19, compared to $0.35 for the second quarter of 2007 and $0.27 for the first quarter of 2008

The decrease in net income during the second quarter of 2008 was primarily due to a 17% increase in expenses compared to the second quarter of 2007, reflecting the first full quarter of expenses following the Cardinal merger as well as start-up costs associated with the New England expansion of Sidus. Excluding one-time merger-related expenses, second quarter 2008 net income was $2.4 million, representing diluted earnings per share of $0.21. One-time, merger-related expenses totaled approximately $330,000 in salaries and benefits as well as data processing expenses. Start-up costs associated with the New England expansion of Sidus totaled $97,000 during the quarter.

Key Figures

(Dollars in thousands, except per share
 data)                                      Second     Second
                                              Qtr        Qtr     First Qtr
                                             2008       2007       2008
                                           ---------  ---------  ---------
Income Statement Highlights:
                                           ---------  ---------  ---------
Net Interest Income                           10,373     10,409      9,357
                                           ---------  ---------  ---------
Loan Loss Provision                            1,078        200        450
                                           ---------  ---------  ---------
Non-interest Income                            4,047      4,113      3,929
                                           ---------  ---------  ---------
Non-interest Income as a percentage of
 revenues                                         30%        29%        31%
                                           ---------  ---------  ---------
Operating Revenues                            13,342     14,322     12,836
                                           ---------  ---------  ---------
Noninterest Expenses                          10,153      8,683      8,643
                                           ---------  ---------  ---------
Net Income                                     2,136      3,786      2,914
                                           ---------  ---------  ---------
Earnings per share (diluted)               $    0.19  $    0.35  $    0.27
                                           ---------  ---------  ---------
Average shares outstanding - diluted          11,526     10,792     10,634
                                           ---------  ---------  ---------
Balance Sheet Highlights:
                                           ---------  ---------  ---------
Total Assets                               1,431,731  1,130,835  1,425,212
                                           ---------  ---------  ---------
Total Gross Loans                          1,123,656    857,356  1,093,170
                                           ---------  ---------  ---------
Total Deposits                             1,096,719    942,515  1,112,434
                                           ---------  ---------  ---------
Performance Metrics:
                                           ---------  ---------  ---------
Net Interest Margin                             3.34%      4.21%      3.56%
                                           ---------  ---------  ---------
Return on Average Assets (annualized)           0.61%      1.36%      0.98%
                                           ---------  ---------  ---------
Return on Average Equity (annualized)           5.66%     11.79%      8.55%
                                           ---------  ---------  ---------
Efficiency Ratio                               67.82%     57.77%     62.68%
                                           ---------  ---------  ---------
Asset Quality Metrics:
                                           ---------  ---------  ---------
Nonperforming loans/total loans                 0.43%      0.31%      0.48%
                                           ---------  ---------  ---------
Allowance for loan losses/total loans HFI       1.42%      1.32%      1.40%
                                           ---------  ---------  ---------
Net charge-offs/average loans (annualized)      0.14%      0.01%   (0.01%)
                                           ---------  ---------  ---------

Bill Long, President and CEO, commented, "We continued to benefit from strong asset quality. For example, nonperforming loans were 0.43% of loans, a slight improvement from the prior quarter, and net charge-offs were 0.14% of average loans. Thanks to the sound decisions and integrity of our experienced management team, Yadkin Valley continues to perform well in the current challenging economic environment.

"The Cardinal merger is off to a great start. Loans at Cardinal increased 5%, while deposits increased 7% compared to the first quarter of 2008. The rapidly growing market area in and around Durham will be a key source for long term growth, and the newly opened Hillsborough and Creedmoor offices in this region have already been successful in generating new loans and deposits. During the first half of this year, we have replaced several loan officers with three seasoned commercial lenders within this new key market, and they have already begun to contribute to loan and deposit growth.

"We are seeing a significant opportunity at Sidus, our mortgage lending subsidiary, as customers seeking trust and stability have returned to the banks for their mortgages. Sidus successfully entered six New England states in April, and we expect these new markets to fuel a significant part of Sidus' volumes during the second half of 2008. The housing downturn has had a modest effect on Sidus' business, as it reported record production and profitability, including the New England start-up costs, during the first six months of 2008.

"Lending policies and procedures and credit quality will remain the key areas on which we will continue to concentrate during the remainder of 2008 and into 2009. We have recently improved our past due and risk grade reporting processes, which has resulted in better information flow and management control of the loan portfolio. We are in the process of strengthening our credit administration and review processes, with both structure and resources, which will allow us to better manage credit approvals and renewals.

"We remain confident in our ability to manage our bank through this difficult and volatile environment. There are several metrics on which we base this optimism. First, we believe that our net interest margin has bottomed during the second quarter of 2008, and expect it to expand over the next two quarters as 48% of our CDs reprice at lower rates. Secondly, we anticipate cost savings related to the Cardinal transaction, to be in the range of $750,000, over the second half of 2008, which should positively impact operating expenses. We do recognize that our asset quality may deteriorate slightly during the second half of the year. Nevertheless, for the remainder of 2008, we believe that Yadkin Valley will outperform the industry average recorded in the second quarter, which showed nonperforming loans as a percentage of total loans at 1.01% and median net charge off ratio of 0.31%."

SECOND QUARTER 2008 FINANCIAL HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income was $10.4 million, compared to $10.4 million in the second quarter of 2007. Net interest income was supported by an increase of 28% in average loans to $1.1 billion from $859 million as of June 30, 2007. The significant increase in average loans is largely attributed to the Cardinal State Bank acquisition. Offsetting the increase in average loans was a decrease in the net interest margin of 87 basis points to 3.34% from 4.21% as of the second quarter of 2007, and a decrease of 22 basis points from 3.56% as of the first quarter of 2008. The year-over-year decrease in the net interest margin was due to the rapid 325 basis points drop in interest rates that occurred since September of 2007, which had a more immediate effect upon variable rate loans. The sequential decrease in the net interest margin was primarily related to the 25 basis point interest rate decrease that took affect in April, as well as Cardinal's balance sheet mix and the intense competitive environment for deposits. As of the second quarter of 2008, variable rate loans accounted for approximately 50% of total loans.

Non-Interest Income

Non-interest income of $4.0 million decreased by 2% compared to $4.1 million in the second quarter of 2007. The decrease reflects lower service fees, income related to bank owned life insurance, and mortgage banking income. These decreases were offset by higher service charges, and net gains on mortgage loan sales due to a one-time accounting change that took effect during the first quarter of 2008. Compared to the first quarter 2008, non-interest income increased by 3% due to increases across most non-interest income categories.

Non-Interest Expense

Non-interest expense increased by 17% to $10.2 million, compared to $8.7 million in the second quarter of 2007 and by 18% compared to the first quarter 2008. The year-over-year and sequential increases were largely due to higher salary and benefits expenses and data processing expenses, reflecting the first full quarter of operations which included the Cardinal State Bank acquisition. Start-up costs associated with Sidus's New England expansion amounted to $234,000 ($137,000 in the first quarter and $97,000 in the second quarter), and operating efficiency is expected to improve over the next several quarters as new loan volume increases.

Balance Sheet

Total gross loans increased $266.3 million, or 31% compared to the second quarter of 2007, due to loans acquired in connection with the Cardinal State Bank acquisition. Loans increased $30.5 million or 3% compared to the first quarter of 2008, primarily due to growth in commercial loans across most of the Company's markets.

Excluding loans acquired with the Cardinal merger, loans increased $129.8 million or 15% compared to the second quarter 2007, and $23.7 million or 3% compared to the first quarter 2008. At Cardinal, loans increased $6.5 million or 5% compared to the first quarter of 2008. The increase was primarily due to a 9% increase in commercial loans, which more than offset lower levels of construction, consumer, and home equity loans and lines of credit. A break-down of the current loan composition, compared to the second quarter 2007 and the first quarter 2008 is as follows (dollars in thousands):

                      Second Qtr 2008   Second Qtr 2007    First Qtr 2008
                     ------------------ ---------------- ------------------
                                Percent          Percent            Percent
                                  of               of                 of
                       Amount    Total   Amount   Total    Amount    Total
                     ----------- -----  --------- -----  ----------- -----
Construction/land
 development         $   207,275  18.4% $ 111,704  13.0% $   191,031  17.5%
HELOC                    114,650  10.2%    95,467  11.1%     107,539   9.9%
1-4 Family
 residential             162,107  14.4%   107,605  12.6%     165,663  15.2%
Multifamily               20,813   1.9%    22,713   2.6%      21,509   2.0%
Commercial real
 estate                  410,928  36.6%   326,043  38.0%     397,872  36.5%
Commercial &
 industrial              135,485  12.1%   131,616  15.4%     137,722  12.6%
Consumer & Other          72,398   6.4%    62,194   7.3%      69,454   6.4%
                     ----------- -----  --------- -----  ----------- -----
Total, net of
 unearned income     $ 1,123,656 100.0% $ 857,342 100.0% $ 1,090,790 100.0%
                     ----------- -----  --------- -----  ----------- -----

Deposits increased $154.2, or 16% compared to the second quarter of 2007. The year-over-year increase in deposits was primarily due to deposits acquired in connection with the Cardinal acquisition. Compared to the first quarter of 2008, deposits decreased $15.7 million or 1%, primarily due to a slight runoff of higher cost CDs that were replaced with lower cost short-term borrowings. The Company continues to rely primarily on home-grown deposits to fund its loan growth, as brokered CDs represented only 2% of total deposits, compared to negligible amounts in the second quarter of 2007 and the first quarter of 2008.

Asset Quality

Nonperforming loans decreased by 3% to $4.8 million or 0.43% of loans held for investment compared to $5.0 million or 0.48% during the first quarter of 2008. Residential construction and land development loans accounted for approximately half of nonperforming loans during the second quarter of 2008, with the remainder occurring across all other loan types. The following chart highlights nonperforming loans by loan category, and as a percentage of loans held for investment:

                     Nonperforming Loan Analysis
                       (Dollars in thousands)

                                 Second Quarter 2008 First Quarter 2008
                                 ------------------- -------------------
                                              % of                % of
                                             Total               Total
                                 Outstanding Loans   Outstanding Loans
Loan Type                          Balance     HFI     Balance     HFI
                                 ----------- ------  ----------- ------
Construction/land development    $       882   0.08% $     1,492   0.14%
Residential construction               1,633   0.15%       1,875   0.18%
HELOC                                    346   0.03%         475   0.05%
1-4 Family residential                   482   0.04%         570   0.05%
Multifamily residential                   26   0.00%         104   0.01%
Commercial real estate                   430   0.04%         229   0.02%
Commercial & industrial                  951   0.08%         106   0.01%
Consumer & other                          81   0.01%         141   0.01%
                                 ----------- ------  ----------- ------
Total                            $     4,830   0.43% $     4,992   0.48%
                                 ----------- ------  ----------- ------

During the second quarter of 2008, net charge-offs totaled 0.14% of average loans, compared to 0.01% during the second quarter of 2007 and a net recovery of 0.01% during the first quarter of 2008. The provision covered net charge-offs by 281% in the second quarter of 2008, and reserves as a percentage of loans held for investment increased to 1.42%, compared to 1.32% in the second quarter of 2007 and 1.40% in the first quarter of 2008.

Capital

The bank remains well-capitalized for regulatory purposes. The total capital ratio was 10.62%, tier one ratio was 9.37%, and leverage ratio was 8.43% (at the bank level) as of the second quarter of 2008. This compares to a total capital ratio of 10.68%, tier one ratio of 9.48%, and leverage ratio of 8.26% as of the second quarter of 2007. Tangible equity as a percentage of tangible assets was 6.63%, compared to 8.29% compared to the same period in 2007 and 6.80% during the first quarter of 2008.

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

                                            For the Three Months Ended
                                          June 30,  March 31,    June 30,
                                            2008       2008        2007
Interest Income:
Interest and fees on loans                $17,224    $16,214     $16,916
Interest on federal funds sold                 26         11         128
Interest on taxable securities              1,344      1,305       1,262
Interest on tax-exempt securities             373        368         292
Interest-bearing deposits                     134          5          49
                                           ------     ------     -------
  Interest income                          19,101     17,903      18,647
Interest expense                            8,728      8,546       8,238
                                           ------     ------     -------
  Net interest income                      10,373      9,357      10,409
Provision for loan losses                   1,078        450         200
                                           ------     ------     -------
  Net interest income after provision
   for loan loss                            9,295      8,907      10,209
                                           ------     ------     -------
Noninterest  Income:
Service charges on deposit accounts         1,066      1,009         954
Other service fees                            877        864       1,014
Net gain on sales of mortgage loans         1,785      1,772       1,646
Net gain on sales of investment securities     (7)         -           -
Income on investment in bank owned life
 Insurance                                    235        233         314
Mortgage banking income                        68         10         133
Other income                                   23         41          52
                                           ------     ------     -------
  Total noninterest income                  4,047      3,929       4,113
                                           ------     ------     -------
Noninterest Expense:
Salaries and employee benefits              5,048      4,868       4,989
Occupancy and equipment expense             1,294        977         988
Printing and supplies                         196        185         139
Data processing                               271        112         110
Communications expense                        278        208         348
Amortization of core deposit intangible       235        188         197
Other expense                               2,831      2,105       1,912
                                           ------     ------     -------
  Total noninterest expense                10,153      8,643       8,683
                                           ------     ------     -------
Income before income taxes                  3,189      4,193       5,638
Income taxes                                1,053      1,279       1,852
                                           ------     ------     -------
Net income                                $ 2,136    $ 2,914    $  3,786
                                          =======    =======    ========
Income per share:
     Basic                                $  0.19    $  0.28       $0.36
     Diluted                              $  0.19    $  0.27       $0.35

Average shares outstanding - basic         11,493     10,574      10,614
Average shares outstanding - diluted       11,526     10,634      10,792

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

                                          For the Six Months Ended June 30,
                                                 2008          2007

Interest income                                $ 37,004      $ 36,623
Interest expense                                 17,274        15,997
                                               --------      --------
  Net interest income                            19,730        20,626
Provision for loan losses                         1,528           500
                                               --------      --------
  Net interest income after provision for loan
   loss                                          18,202        20,126
                                               --------      --------
Noninterest  Income:
Service charges on deposit accounts               2,074         1,935
Other service fees                                1,741         1,856
Net gain on sales of mortgage loans               3,557         3,056
Net gain on sales of investment securities           (7)            -
Income on investment in bank owned life
 insurance                                          468           530
Mortgage banking income                              78           212
Other income                                         66           602
                                               --------      --------
  Total noninterest income                        7,977         8,191
                                               --------      --------
Noninterest Expense:
Salaries and employee benefits                    9,916         9,828
Occupancy and equipment expense                   2,271         2,002
Printing and supplies                               381           283
Data processing                                     383           211
Communications expense                              486           597
Amortization of core deposit intangible             423           395
Other expense                                     4,935         4,228
                                               --------      --------
  Total noninterest expense                      18,795        16,947
                                               --------      --------
Income before income taxes                        7,384        11,370
Income taxes                                      2,333         3,671
                                               --------      --------
Net income                                    $   5,051     $   7,699
                                              =========     =========
Income per share:
     Basic                                    $    0.46     $    0.73
     Diluted                                  $    0.46     $    0.71

Average shares outstanding - basic               11,033        10,614
Average shares outstanding - diluted             11,092        10,798

Yadkin Valley Financial Corporation
(Amounts in thousands except per share data)
(unaudited)

                                                   As of           As of
                                                  Jun 30,         Dec 31,
                                                    2008           2007*
Assets
        Cash and due from banks                 $   28,403      $   24,268
        Federal funds sold and interest-bearing
         deposits                                   14,245           2,058
        Securities available for sale              141,198         142,484
        Gross loans held for investment          1,076,513         898,753
        Allowance for loan losses                  (15,249)        (12,446)
        Loans held for sale                         47,143          52,754
        Accrued interest receivable                  5,891           6,055
        Premises and equipment, net                 33,029          26,780
        Federal Home Loan Bank stock                 6,767           2,557
        Investment in bank-owned life insurance     23,149          22,683
        Goodwill                                    54,033          32,697
        Core deposit intangible                      5,114           4,261
        Other assets                                11,495           8,173
                                                ----------      ----------
                Total Assets                    $1,431,731      $1,211,077
                                                ==========      ==========

Liabilities and Stockholders' Equity
        Non-interest bearing deposits           $  165,056      $  154,979
        NOW, savings, and money market             283,404         232,888
        Time deposits over $100,000                276,957         267,530
        Other time deposits                        371,303         308,045
        Borrowed funds                             172,966         104,199
        Accrued interest payable                     3,382           3,435
        Other liabilities                            8,524           6,732
                                                ----------      ----------
                Total Liabilities                1,281,592       1,077,808
        Stockholders' equity                       150,139         133,269
                                                ----------      ----------
                Total Liabilities and
                 Stockholders' Equity           $1,431,731      $1,211,077
                                                ==========      ==========

Shares outstanding at end of period                 11,516          10,563
* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation
(unaudited)

                                         For the Three Months Ended

                                     Jun     Mar      Dec    Sept     Jun
                                     30,     31,      31,     30,     30,
                                    2008     2008    2007    2007    2007
              Per Share Data:
     Basic Earnings per Share      $ 0.19  $ 0.28   $ 0.29  $ 0.37  $ 0.36
   Diluted Earnings per Share      $ 0.19  $ 0.27   $ 0.29  $ 0.37  $ 0.35
         Book Value per Share      $13.04  $13.16   $12.62  $12.38  $12.06
Tangible Book Value per Share      $ 7.88  $ 8.12   $ 9.12  $ 8.87  $ 8.54
     Cash Dividends per Share      $ 0.13  $ 0.13   $ 0.13  $ 0.13  $ 0.13

 Selected Performance Ratios:
     Return on Average Assets
                (annualized)         0.61%    0.98%   1.04%   1.38%   1.36%
     Return on Average Equity
                (annualized)         5.66%    8.55%   9.14%  11.94%  11.79%
    Return on Tangible Equity
                (annualized)         9.21%   11.75%  12.66%  16.72%  16.63%
         Net Interest Margin
                (annualized)         3.34%    3.56%   4.03%   4.24%   4.21%
         Net Interest Spread
                (annualized)         2.87%    2.94%   3.30%   3.52%   3.50%
Noninterest Income as a % of
                    Revenue         30.33%   30.61%  26.45%  25.43%  28.72%
Noninterest Income as a % of
             Average Assets          0.29%    0.33%   0.32%   0.32%   0.37%
Noninterest Expense as a % of
              Average Assets         0.72%    0.73%   0.69%   0.71%   0.78%
Net Noninterest income as a %
          of Average Assets         -0.43%   -0.40%  -0.37%  -0.40%  -0.41%
Efficiency Ratio                    67.82%   62.68%  54.12%  54.10%  57.77%

               Asset Quality:
  Nonperforming Loans (000's)       4,830    4,992    1,962   1,682   2,639
 Nonperforming Assets (000's)       6,945    7,289    2,564   2,630   3,317
 Nonperforming Loans to Total
                        Loans        0.43%    0.48%   0.21%   0.19%   0.31%
Nonperforming Assets to Total
                       Assets        0.49%    0.51%   0.21%   0.23%   0.29%
 Allowance for Loan Losses to
         Total Loans Held For
                  Investment         1.42%    1.40%   1.38%   1.32%   1.32%
 Allowance for Loan Losses to
          Nonperforming Loans         316%     292%    634%    668%    427%
Net Charge-offs/Recoveries to
   Average Loans (annualized)        0.14%  (0.01)%   0.21%   0.16%   0.01%

              Capital Ratios:
       Equity to Total Assets       10.49%   10.58%  11.01%  11.45%  11.32%
  Tangible Equity to Tangible
                    Assets(2)        6.63%    6.80%   8.21%   8.47%   8.29%
     Tier 1 leverage ratio(1)        8.43%   10.07%   8.41%   8.53%   8.26%
   Tier 1 risk-based ratio(1)        9.37%    9.50%   9.16%   9.41%   9.48%
   Total risk-based capital
                     ratio(1)       10.62%   10.74%  10.36%  10.54%  10.68%

Yadkin Valley Financial Corporation
 (unaudited)

                                               For the Six Months Ended

                                           June 30,   June 30,   June 30,

                                             2008       2007       2006
          Selected Performance Ratios:
 Return on Average Assets (annualized)          0.78%      1.41%      1.24%
 Return on Average Equity (annualized)          7.02%     12.16%     10.78%
Return on Tangible Equity (annualized)         10.58%     17.22%     15.82%
                   Net Interest Margin          3.44%      4.27%      4.51%
                   Net Interest Spread          2.87%      3.57%      3.99%
  Noninterest Income as a % of Revenue         30.47%     28.93%     25.88%
  Noninterest Income as a % of Average
                               Assets           0.61%      0.74%      0.64%
         Noninterest Expense as a % of
                       Average Assets           1.44%      1.54%      1.54%
      Net Noninterest income as a % of
                       Average Assets          -0.83%     -0.80%      0.90%
                     Efficiency Ratio          65.30%     57.78%     56.97%

                        Asset Quality:
      Net Charge-offs to Average Loans
                          (annualized)          0.07%      0.01%      0.08%

                              Yadkin Valley Financial Corporation
                                 Average Balance Sheets and Net
                                   Interest Income Analysis
                                    (Dollars in Thousands)

(Unaudited)
Three Months Ended:           June 30, 2008             June 30, 2007
                        ------------------------- -------------------------
                         Average            Yield/  Average          Yield/
                         Balance  Interest  Rate    Balance Interest  Rate
                        ---------- ------- -----  ---------- ------- -----
INTEREST EARNING ASSETS
Federal funds sold      $    5,423 $    26  1.92% $    9,828 $   128  5.22%
Interest bearing
 deposits                   15,341     134  3.50%      3,528      49  5.57%
Investment securities
 (1)                       143,659   1,881  5.25%    134,138   1,683  5.03%
Total loans (1,2)        1,103,901  17,261  6.27%    859,217  16,953  7.91%
                        ---------- -------        ---------- -------
Total average earning
 assets (1)              1,268,324  19,302  6.10%  1,006,711  18,813  7.50%
                                   -------                   -------
Noninterest earning
 assets                    143,654                   113,111
                        ----------                ----------
Total average assets    $1,411,978                $1,119,822
                        ==========                ==========

INTEREST BEARING
 LIABILITIES
NOW and money market    $  249,149 $ 1,018  1.64% $  187,481 $ 1,040  2.22%
Savings                     37,678      48  0.51%     36,596      92  1.01%
Time certificates          648,981   6,646  4.11%    552,262   6,633  4.82%
                        ---------- -------        ---------- -------
Total interest bearing
 deposits                  935,808   7,712  3.31%    776,339   7,765  4.01%
Repurchase agreements
 sold                       48,293     263  2.18%     33,625     272  3.24%
Borrowed funds              96,839     753  3.12%     17,602     201  4.58%
                        ---------- -------        ---------- -------
Total interest bearing
 liabilities             1,080,940   8,728  3.24%    827,566   8,238  3.99%
                        ---------- -------        ---------- -------

Noninterest bearing
 deposits                  161,137                   155,557
Stockholders' equity       151,507                   128,788
Other liabilities           18,394                     7,911
                        ----------                ----------
Total average
 liabilities and
 stockholders' equity   $1,411,978                $1,119,822
                        ==========                ==========

NET INTEREST INCOME/
    YIELD (3,4)                    $10,574  3.34%            $10,575  4.21%
                                   =======                   =======

INTEREST SPREAD (5)                         2.87%                     3.50%

1. Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense
2. The loan average includes loans on which accrual of interest has been discontinued.
3. Net interest income is the difference between income from earning assets and interest expense.
4. Net interest yield is net interest
   income divided by total average earning assets.
5. Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

                              Yadkin Valley Financial Corporation
                            Average Balance Sheets and Net Interest
                                       Income Analysis
                                     (Dollars in Thousands)
(Unaudited)

Six Months Ended:            June 30, 2008             June 30, 2007
                        ------------------------- -------------------------
                         Average            Yield/  Average          Yield/
                         Balance  Interest  Rate    Balance Interest  Rate
                        ---------- ------- -----  ---------- ------- -----
INTEREST EARNING ASSETS
Federal funds sold      $    3,394 $    37  2.19% $    6,137 $   168  4.56%
Interest bearing
 deposits                    9,800     139  2.84%      2,728      63  4.66%
Investment securities
 (1)                       144,036   3,719  5.18%    132,036   3,322  5.07%
Total loans (1,2)        1,017,687  33,515  6.60%    849,781  33,399  7.93%
                        ---------- -------        ---------- -------
Total average earning
 assets (1)              1,174,917  37,410  6.39%    990,682  36,952  7.52%
                                   -------                   -------
Noninterest earning
 assets                    126,125                   112,928
                        ----------                ----------
Total average assets    $1,301,042                $1,103,610
                        ==========                ==========

INTEREST BEARING
 LIABILITIES
NOW and money market    $  223,633 $ 2,013  1.81% $  187,481 $ 2,059  2.21%
Savings                     36,597     109  0.60%     36,160     182  1.01%
Time certificates          603,561  13,071  4.34%    537,494  12,735  4.78%
                        ---------- -------        ---------- -------
Total interest bearing
 deposits                  863,791  15,193  3.53%    761,135  14,976  3.97%
Repurchase agreements
 sold                       47,681     628  2.64%     34,879     570  3.30%
Borrowed funds              78,556   1,453  3.71%     19,607     451  4.64%
                        ---------- -------        ---------- -------
Total interest bearing
 liabilities               990,028  17,274  3.50%    815,621  15,997  3.96%
                        ---------- -------        ---------- -------

Noninterest bearing
 deposits                  152,462                   152,553
Stockholders' equity       144,234                   127,719
Other liabilities           14,318                     7,717
                        ----------                ----------
Total average
 liabilities and
stockholders' equity    $1,301,042                $1,103,610
                        ==========                ==========

NET INTEREST INCOME/
YIELD (3,4)                        $20,136  3.44%            $20,955  4.27%
                                   =======                   =======

INTEREST SPREAD (5)                         2.89%                     3.57%

1. Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense
2. The loan average includes loans on which accrual of interest has been discontinued.
3. Net interest income is the difference between income from earning assets and interest expense.
4. Net interest yield is net interest income divided by total average earning assets.
5. Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

Webcast

Yadkin Valley Financial will host a webcast at 2 p.m. EDT to discuss second quarter 2008 financial results. Please go to the Company's website at www.yadkinvalleybank.com and select the "Investor Relations" tab to register for the webcast.

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 30 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information contact:

William A. Long
President and CEO

Edwin E. Laws
CFO
(336) 526-6312